EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FIRST QUARTER RESULTS; DECLARES QUARTERLY CASH DIVIDEND

Q1 FY25 net sales increase 2.2% YoY, the first quarterly YoY increase since Q3 FY23

Richardson Electronics ended Q1 with positive operating cash flow for the second consecutive quarter, $23.0 million in cash and cash equivalents and no debt

Management expects YoY sales growth and higher profitability for FY25

LaFox, IL, OCTOBER 9, 2024: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its first quarter ended August 31, 2024. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“Our first quarter results are encouraging and benefited from the strategies underway to drive sales growth, improve profitability, and generate positive operating cash flow," said Edward J. Richardson, Chairman, CEO, and President. "For the first quarter of fiscal 2025, new program wins, combined with improving demand trends for legacy programs, drove an 84%, or $3.7 million year-over-year increase in GES sales. In addition, we are seeing green shoots develop in our semiconductor wafer fab market and sales to wafer fab customers increased 16% on a year-over-year basis.”

“We also remain focused on improving inventory management and we expect sales growth throughout fiscal 2025 to reduce inventory levels over the next several quarters. For the first quarter we generated positive operating cash flow for the second straight quarter and ended the quarter with no debt and $23.0 million in cash and cash equivalents. We believe our strong balance sheet provides us with the flexibility to support the current needs of our business, while continuing to invest capital in long-term growth strategies. In addition, we remain committed to maintaining a strong balance sheet, optimizing our business, and pursuing profitable growth opportunities. Overall, fiscal year 2025 is off to a good start, and we expect year-over-year sales growth and higher profitability for the full fiscal year,” concluded Mr. Richardson.

First Quarter Results

Net sales for the first quarter of fiscal 2025 were $53.7 million, a 2.2% increase from $52.6 million in the prior year’s first quarter. The first quarter of fiscal 2025 was comprised of 13 weeks, compared to 14 weeks for the first quarter of fiscal 2024.

This growth in net sales for the first quarter of fiscal 2025 was due to higher sales in GES and Healthcare. GES sales increased $3.7 million, or 84.0% from last year’s first quarter driven by a large sale of electric locomotive battery modules and higher sales of wind turbine battery modules. Richardson Healthcare sales increased $1.2 million, or 48.7% from the first quarter of fiscal 2024 as a result of higher CT tube, parts and system demand.

Sales growth for the first quarter of fiscal 2025 was partially offset by a $1.5 million, or 4.3% decrease in PMT sales due to large one-time sale of special purpose electron tubes in the first quarter last fiscal year that did not recur. In addition, Canvys sales declined year-over-year by $2.3 million, reflecting challenging market conditions in North America and Europe.

Backlog totaled $137.4 million at the end of the first quarter of fiscal 2025 versus $147.8 million at the end of the fourth quarter of fiscal 2024. The sequential decrease was primarily in Canvys and GES, which remain healthy despite short-term economic conditions. The Company’s sales pipeline remains robust, and while the timing of orders can vary quarter-to-quarter, management expects backlog to strengthen in fiscal 2025.

Gross margin for the first quarter was 30.6% of net sales compared to 32.8% during the first quarter of fiscal 2024. Richardson Healthcare’s gross margin improved to 32.4%, up from 31.6%, thanks to cost efficiencies in scrap and freight. Canvys also posted a slight increase in gross margin to 34.3%, compared to 34.0%, due to favorable product mix. PMT gross margin decreased to 29.8% from 32.2% due to product mix and higher manufacturing under absorption as the Company maintains much of its workforce in anticipation of increasing demand for its manufacturing resources. GES gross margin decreased to 29.4% from 36.0% due to product mix.

Operating expenses were $16.1 million, compared to $15.8 million in the first quarter of fiscal 2024. The increase in operating expenses resulted primarily from higher incentives expense tied to recent sales growth.

Operating income was $0.3 million for the first quarter of fiscal 2025, compared to operating income of $1.5 million in the prior year’s first quarter. Other income for the first quarter of fiscal 2025, including interest income and foreign exchange, was $0.3 million, compared to other income of $0.1 million in the first quarter of fiscal 2024.

Income tax provision was $0.1 million, or an effective tax rate of approximately 9.0%, versus an income tax provision of $0.4 million, or an effective tax rate of 23.7% in the prior year’s first quarter.

Net income for the first quarter of fiscal 2025 was $0.6 million, compared to net income of $1.2 million in the first quarter of fiscal 2024. EBITDA for the first quarter of fiscal 2025 was $1.7 million versus $2.6 million in the prior year’s first quarter. Earnings per common share (diluted) were $0.04 in the first quarter of fiscal 2025 compared to earnings per common share (diluted) of $0.09 in the first quarter of fiscal 2024.

The Company maintained its solid financial footing, reporting cash and cash equivalents of $23.0 million as of August 31, 2024, versus $24.3 million as of June 1, 2024. The use of cash during the first quarter of fiscal 2025 was primarily related to higher accounts receivable, partially offset by higher accounts payable. The Company invested $0.9 million during the quarter in capital expenditures related to its facilities and IT systems, versus $1.1 million during last year’s first quarter.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on November 27, 2024, to common stockholders of record as of November 8, 2024.

NON-GAAP FINANCIAL MEASURE

In addition to the results reported in accordance with generally accepted accounting principles in the United States (GAAP) included throughout this press release, the Company has provided information regarding “EBITDA” (a “non-GAAP financial measure”). This non-GAAP financial measure reflects earnings before interest, income tax, depreciation and amortization expenses. Detailed reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

Management believes that the disclosure of this non-GAAP financial measure provides useful information to investors in assessing the Company’s financial performance excluding items that are not considered by the Company to be indicative of the Company’s ongoing results. Our management uses this non-GAAP financial measure along with the most directly comparable GAAP financial measure in evaluating our financial performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measure presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. The non-GAAP financial measure incorporated herein is not intended to be used as a substitute for the related GAAP measurements. The non-GAAP financial measure should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

CONFERENCE CALL INFORMATION

The Company will host a conference call and question-and-answer session on Thursday, October 10, 2024, at 9:00 a.m. Central Time, to discuss its first quarter fiscal-year 2025 results.

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on October 11, 2024, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 5, 2024, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. Nearly 50% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	August 31, 2024	June 1, 2024
Assets
Current assets:
Cash and cash equivalents	$23,035	$24,263
Accounts receivable, less allowance for credit losses of $351 and $323, respectively	30,862	24,845
Inventories, net	110,994	110,149
Prepaid expenses and other assets	2,488	2,397
Total current assets	167,379	161,654
Non-current assets:
Property, plant and equipment, net	20,612	20,681
Intangible assets, net	1,582	1,641
Right of use lease assets	2,538	2,760
Deferred income tax assets	5,555	5,500
Other non-current assets	197	209
Total non-current assets	30,484	30,791
Total assets	$197,863	$192,445
Liabilities
Current liabilities:
Accounts payable	$19,758	$15,458
Accrued liabilities	15,403	15,404
Lease liabilities current	1,107	1,169
Total current liabilities	36,268	32,031
Non-current liabilities:
Deferred income tax liabilities	79	90
Lease liabilities non-current	1,431	1,591
Other non-current liabilities	1,021	781
Total non-current liabilities	2,531	2,462
Total liabilities	38,799	34,493
Stockholders’ Equity
Common stock, $0.05 par value; 12,331 and 12,254 shares issued and outstanding on August 31, 2024 and June 1, 2024, respectively	617	613
Class B common stock, convertible, $0.05 par value; 2,049 shares issued and outstanding on August 31, 2024 and June 1, 2024	102	102
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	73,315	72,744
Retained earnings	83,630	83,729
Accumulated other comprehensive income	1,400	764
Total stockholders' equity	159,064	157,952
Total liabilities and stockholders’ equity	$197,863	$192,445

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended
	August 31, 2024	September 2, 2023
Net sales	$53,725	$52,581
Cost of sales, exclusive of depreciation and amortization	37,299	35,317
Gross profit	16,426	17,264
Selling, general and administrative expenses, inclusive of depreciation and amortization	16,112	15,792
Gain on disposal of assets	(2)	—
Operating income	316	1,472
Other (income) expense:
Interest income	(58)	(71)
Foreign exchange gain	(277)	(97)
Other, net	3	32
Total other income	(332)	(136)
Income before income taxes	648	1,608
Income tax provision	58	381
Net income	590	1,227
Foreign currency translation gain (loss), net of tax	636	(41)
Comprehensive income	$1,226	$1,186

Net income per share:
Common shares - Basic	$0.04	$0.09
Class B common shares - Basic	0.04	0.08
Common shares - Diluted	0.04	0.09
Class B common shares - Diluted	0.04	0.08

Weighted average number of shares:
Common shares – Basic	12,200	12,171
Class B common shares – Basic	2,049	2,052
Common shares – Diluted	12,431	12,539
Class B common shares – Diluted	2,049	2,052

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	August 31, 2024	September 2, 2023
Operating activities:
Net income	$590	$1,227
Adjustments to reconcile net income to cash provided by operating activities:
Unrealized foreign currency gain	(382)	(37)
Depreciation and amortization	1,044	998
Inventory provisions	139	85
Share-based compensation expense	593	483
Gain on disposal of assets	(2)	—
Deferred income taxes	(58)	(5)
Change in assets and liabilities:
Accounts receivable	(5,858)	4,462
Inventories	(124)	(3,151)
Prepaid expenses and other assets	(29)	409
Accounts payable	4,164	(2,365)
Accrued liabilities	(95)	(1,124)
Other	430	33
Net cash provided by operating activities	412	1,015
Investing activities:
Capital expenditures	(926)	(1,141)
Proceeds from sale of property, plant & equipment	7	—
Net cash used in investing activities	(919)	(1,141)
Financing activities:
Proceeds from issuance of common stock	144	327
Cash dividends paid on common and Class B common stock	(850)	(843)
Proceeds from revolving credit facility	1,000	—
Repayment of revolving credit facility	(1,000)	—
Other	(162)	(119)
Net cash used in financing activities	(868)	(635)
Effect of exchange rate changes on cash and cash equivalents	147	(96)
Decrease in cash and cash equivalents	(1,228)	(857)
Cash and cash equivalents at beginning of period	24,263	24,981
Cash and cash equivalents at end of period	$23,035	$24,124

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the First Quarter of Fiscal 2025 and 2024

($ in thousands)

By Strategic Business Unit

Net Sales	Three Months Ended		FY25 vs. FY24
	August 31, 2024	September 2, 2023	% Change
PMT	$34,202	$35,744	-4.3%
GES	8,086	4,394	84.0%
Canvys	7,638	9,889	-22.8%
Healthcare	3,799	2,554	48.7%
Total	$53,725	$52,581	2.2%

Gross Profit	Three Months Ended
	August 31, 2024	% of Net Sales	September 2, 2023	% of Net Sales
PMT	$10,202	29.8%	$11,511	32.2%
GES	2,374	29.4%	1,580	36.0%
Canvys	2,621	34.3%	3,365	34.0%
Healthcare	1,229	32.4%	808	31.6%
Total	$16,426	30.6%	$17,264	32.8%

Richardson Electronics, Ltd.

Unaudited Reconciliation Between GAAP and Non-GAAP Financial Measures

For the First Quarter of Fiscal 2025 and 2024

($ in thousands)

EBITDA

	Three Months Ended
	August 31, 2024	September 2, 2023

Net income	$590	$1,227
Income tax expense	58	381
Depreciation & amortization	1,044	998
EBITDA	$1,692	$2,606